New York Community Bancorp, Inc. Sets Date of 2019 Annual Meeting of Shareholders

WESTBURY, N.Y., Feb. 25, 2019 /PRNewswire/ -- New York Community Bancorp, Inc. (NYSE: NYCB) (the "Company") today announced that Tuesday, June 4th, has been established as the date of its 2019 Annual Meeting of Shareholders.

The meeting will be held at the Sheraton LaGuardia East Hotel in Flushing, New York, beginning at 10:00 a.m. Eastern Time.

The date of record for voting at the Annual Meeting will be April 9, 2019 and proxy materials will be mailed to shareholders of record on or about April 25th.

About New York Community Bancorp, Inc.

Based in Westbury, NY, New York Community Bancorp, Inc. is a leading producer of multi-family loans on non-luxury, rent-regulated apartment buildings in New York City, and the parent of New York Community Bank. At December 31, 2018, the Company reported assets of $51.9 billion, loans of $40.2 billion, deposits of $30.8 billion, and stockholders' equity of $6.7 billion.

Reflecting our growth through a series of acquisitions, the Company operates 252 branches through eight local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, and Atlantic Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona.

Investor/Media Contact:
Salvatore J. DiMartino
(516) 683-4286